Tuesday June 21, 8:30 AM Eastern Time

Press Release

SOURCE: Cord Blood America Inc.

Cord Blood America Announces First Quarter Revenue of $819,814, Up 201% Over Q1 2004. Files Amendment To Quarterly Report

Los Angeles, CA, June 21, 2005 – Cord Blood America, Inc. (OTC BB: CBAI), parent company to Cord Partners, Inc., one of the United States’ leading umbilical cord blood stem cell banking companies, is pleased to report record first quarter revenues of $819,814, an increase of 201% over the same quarter last year.

In achieving these results for the quarter ended March 31, 2005, Cord Blood America generated a gross profit of $213,950, representing an increase of 137% over first quarter 2004. Cord Blood America also reported a net loss of $1,029,942, or $0.04 loss per diluted share, compared to a net loss of $145,339 or $0.10 loss per diluted share in 2004. The increased net loss was anticipated as a result of higher selling and administrative costs during this early growth stage that included 11 new employees mainly comprised of sales and marketing staff, new marketing initiatives, additional office space and new software systems to manage operations.

The complete first quarter report can be reviewed on the SEC website at:

http://www.sec.gov/Archives/edgar/data/1289496/000111650205001397/0001116502-05-001397-index.htm

Matthew L. Schissler, Chairman & CEO of Cord Blood America, states, “Cord Blood America has experienced explosive growth. We are pleased with the first quarter results. We are committed to increasing customer value with our services and believe the first quarter reflects that commitment. We feel cord blood stem cells hold great promise in securing the health of future generations. We thank our customers and shareholders for their confidence and support.”

Financial Highlights - First Quarter

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Revenues -- $819,814;

201% Increase over last year

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Gross Profit -- $213,950;

137% Increase over last year

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Cord Blood Banking Enrollments

176% Increase over last year

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9th Consecutive Quarter Of Revenue Growth

Cord blood banking enrollments are a key indicator of future revenue levels.

Schissler added “We are committed to growth. The industry continues to grow and Cord Blood America continues to out-pace the industry’s growth. We have every intention to not only grow with the industry but continue to grab additional market share.”

Operational Highlights - Quarter Ended March 31, 2005

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March 28, 2005 – Cord Blood America announced record annual revenues of $751,850 for fiscal 2004, a 167% increase over revenues in 2003 of $281,175. The Company also reported 225% growth of enrollments in its umbilical cord blood stem cell preservation program as compared to enrollments in 2003.

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February 28, 2005 - Cord Blood America entered into a purchase and sale agreement to acquire 100% of the outstanding shares of Career Channel, Inc., also known as RainMakers International, through a share exchange. Cord Blood America issued 3,656,000 shares of common stock for all of the outstanding shares of RainMakers International.

This press release is available on the Cord Blood America IR HUB for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com/IR/CordBloodAmerica. Alternatively, investors are asked to e-mail all questions and correspondence to CBAI@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and correspondence directly.

About Cord Blood America

Cord Blood America (OTC BB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Investor Relations

AGORA Investor Relations

http://www.agoracom.com/IR/CordBloodAmerica

http://www.cordblood-america.com

CBAI@agoracom.com